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                                                                    EXHIBIT 99.1


Robert J. Blair
Western Digital Corporation
949.932.7834
bob.blair@wdc.com


FOR IMMEDIATE RELEASE:
----------------------

WESTERN DIGITAL ANNOUNCES SECOND QUARTER RESULTS

BETTER THAN EXPECTED RESULTS REFLECT IMPROVEMENTS IN DESKTOP HDD PRODUCT LINE PERFORMANCE, COST REDUCTIONS AND OPERATING EFFICIENCIES

IRVINE, Calif. - Jan. 25, 2000 - Western Digital Corporation (NYSE:WDC) today reported revenue of $560.2 million and a net loss of $15.2 million, or $.13 per share, for its second quarter ended December 31, 1999. The net loss includes restructuring charges of $25.5 million, primarily related to the closure of the Company's hard drive manufacturing facility in Singapore, and an extraordinary gain of $76.3 million relating to the redemption of some of the Company's debentures for common stock. Excluding the restructuring charges and the extraordinary gain, the net loss and net loss per share would have been $66.0 million, or $.54 on 121.1 million common shares. In the year-earlier period, Western Digital reported revenue of $738.6 million and a net loss of $82.3 million, or $.93 per share.

For the six months ended December 31, 1999, revenue was $967.1 million and the net loss and net loss per share were $121.5 million and $1.12, respectively, including non-recurring charges of $95.5 million and extraordinary gains of $166.9 million. This compares with year-earlier revenues, net loss and net loss per share of $1.4 billion, $276.9 million and $3.12 per share, respectively, including special charges of approximately $85 million.

Commenting on the December quarter performance, Western Digital president and chief executive officer Matt Massengill stated: "Pricing and demand in the desktop hard drive industry showed significant improvement in the December quarter. In addition to market trends, there were several other key factors behind our better-than-expected operating results, including greater operational efficiencies, cost structure reductions, excellent cash and inventory management, and our successful recovery from the completed product recall. Each of the latter developments--combined with time to market leadership with new WD-designed desktop products--attest to the continued improvement in our core desktop hard drive operations."

Western Digital shipped 5.3 million drives in the December quarter, up sharply from unit shipments of 3.4 million in the September quarter, including desktop share re-gains at a number of major OEM and distribution customers. All of the increase in units was attributable to the desktop recovery from the product recall. Last week, the Company announced its decision to cease investments in enterprise hard drives and exit that business; it will continue to support its installed base of enterprise drive customers and ship its WD Enterprise and WD Vantage drives through the remainder of the calendar year.

For the December quarter, the Company achieved a positive gross margin of 4%, reflecting the healthier desktop pricing environment and significantly lower manufacturing costs resulting from the transfer of all desktop production to a single, highly utilized plant in Malaysia. Other noteworthy achievements in the December quarter included:

         o Qualification completed and volume shipments underway to all major OEMs of the WD Caviar 9.1 GB/platter and 10.2 GB/platter 5400 RPM desktop series;

         o Production of the 10.2 GB/platter 7200 RPM WD Caviar desktop HDD, and first to ship this mainstream, high performance platform to the distribution channel and retail customers (qualifications completed, first-to-volume shipments to OEM customers commenced in early January);


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         o    Announcement of the N3000, the first product from Connex
              addressing the network attached storage and storage area network markets. Initial units of the N3000 were shipped this month.

         o First volume shipments of the WD Performer HDD series, targeted at the emerging home entertainment market for digital storage, featuring the Company's WhisperDrive acoustics technology; and

         o Development of the A/V StreamWeaver technology, which supports multiple streams of data for simultaneous viewing and recording required for A/V programming and DVR recording. The StreamWeaver technology specification is now being used as a base document for industry standardization; WD is working with several customers that plan to incorporate the technology into future products.

Massengill noted that the new markets or market segments being addressed by Western Digital subsidiaries Connex and SageTree and the Company's home entertainment line are emerging high growth segments without entrenched market share leaders. "Going forward, Western Digital will participate in markets in the client and enterprise segments where it can attain industry leadership share and satisfactory rates of return for our shareholders," stated Massengill.

"The growing amounts of data being stored on the Internet and the increase in network bandwidth have established new high-growth opportunities for companies that can help customers manage the flow, security and the scaling of that information," said Massengill. "We believe Western Digital's core competencies in LSI and HDD design, systems expertise, and low-cost manufacturing--leveraged with our brand, customer relationships, and intellectual property--position us to establish market leadership in selected segments of these new markets, as well as in new client-side markets such as home entertainment."

This release contains forward-looking statements, including statements relating to the Company's shipment of and support for its enterprise products, and the company's future participation in new markets or market segments. The forward looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: actual sales of the company's enterprise drives; enterprise drive customer support requirements; development of leadership positions by the Company in emerging markets and market segments that are focused on management, distribution and scaling of information and content; changes in customer order patterns; business conditions and growth in the personal and enterprise computing industry; development of non-traditional markets for hard drives; and other factors discussed in the Company's recent SEC filings. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Western Digital Corporation is a leading manufacturer of hard drives used for information storage in desktop computers and home entertainment electronic products. Long known for its involvement in hard drive interface architecture, Western Digital created the Integrated Drive Electronics (IDE) interface that became the personal computer hard drive interface standard in 1986. Through its Connex subsidiary, the company serves users of network-attached storage systems and enterprise-wide storage area networks. Western Digital was founded in 1970 and is well recognized for its storage and end-market systems-level design knowledge. The Company's products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Its home page can be found on the World Wide Web at www.westerndigital.com.

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                           WESTERN DIGITAL CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                            THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                 ----------------------------------------      ---------------------------
                                                  DEC. 31,        OCT. 2,        DEC. 26,        DEC. 31,        DEC. 26,
                                                   1999           1999            1998            1999             1998
                                                 --------       ---------       ---------      ----------       ----------
Revenues, net .............................      $560,174       $ 406,957       $738,590       $  967,131       $1,389,448

Costs and expenses:
      Cost of revenues ....................       539,932         472,300        719,423        1,012,232        1,453,033
      Research and development ............        44,083          50,143         50,363           94,226          102,284
      Selling, general and administrative .        39,070          43,822         47,819           82,892          105,151
      Restructuring provision .............        25,535          32,300             --           57,835               --
                                                 --------       ---------       --------       ----------       ----------
           Total costs and expenses .......       648,620         598,565        817,605        1,247,185        1,660,468
                                                 --------       ---------       --------       ----------       ----------
Operating loss ............................       (88,446)       (191,608)       (79,015)        (280,054)        (271,020)
Net interest expense ......................        (3,028)         (5,329)        (3,238)          (8,357)          (5,891)
                                                 --------       ---------       --------       ----------       ----------
Loss before income taxes and
  extraordinary item ......................       (91,474)       (196,937)       (82,253)        (288,411)        (276,911)
Provision for income taxes ................            --              --             --               --               --
                                                 --------       ---------       --------       ----------       ----------
Loss before extraordinary item ............       (91,474)       (196,937)       (82,253)        (288,411)        (276,911)
Extraordinary gain from redemption of
  debentures ..............................        76,277          90,622             --          166,899               --
                                                 --------       ---------       --------       ----------       ----------
Net loss ..................................      $(15,197)      $(106,315)      $(82,253)      $ (121,512)      $ (276,911)
                                                 ========       =========       ========       ==========       ==========

Basic and diluted income (loss)
  per common share:

Loss per common share before
  extraordinary item ......................      $   (.76)      $   (2.05)      $   (.93)      $    (2.66)      $    (3.12)
Extraordinary gain ........................      $    .63       $     .94       $     --       $     1.54       $       --
                                                 --------       ---------       --------       ----------       ----------
Loss per common share .....................      $   (.13)      $   (1.11)      $   (.93)      $    (1.12)      $    (3.12)
                                                 ========       =========       ========       ==========       ==========

Common shares used in computing
  per share amounts .......................       121,128          95,918         88,888          108,523           88,717
                                                 ========       =========       ========       ==========       ==========


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                           WESTERN DIGITAL CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            (UNAUDITED)
                                                              DEC. 31,           JULY 3,
                                                                1999              1999
                                                            -----------       -----------
                                     ASSETS
Current assets:
      Cash and cash equivalents ......................      $   163,675       $   226,147
      Accounts receivable, net .......................          198,360           273,435
      Inventories ....................................          101,728           144,093
      Prepaid expenses ...............................           95,471            81,853
                                                            -----------       -----------
           Total current assets ......................          559,234           725,528
Property and equipment, net ..........................          156,891           237,939
Intangible and other assets, net .....................           48,599            58,935
                                                            -----------       -----------
           Total assets ..............................      $   764,724       $ 1,022,402
                                                            ===========       ===========

                     LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
      Accounts payable ...............................      $   283,545       $   335,907
      Accrued expenses ...............................          291,195           252,791
      Current portion of long-term debt ..............               --            10,000
                                                            -----------       -----------
           Total current liabilities .................          574,740           598,698
Long-term debt .......................................          236,291           534,144
Deferred income taxes and other ......................           41,761            43,350

Shareholders' deficit:
      Common stock, $.01 par value ...................            1,399             1,019
      Additional paid-in capital .....................          303,425           142,155
      Accumulated other comprehensive income (loss) ..           23,461            (2,123)
      Accumulated deficit ............................         (416,353)         (294,841)
                                                            -----------       -----------
           Total shareholders' deficit ...............          (88,068)         (153,790)
                                                            -----------       -----------
           Total liabilities and shareholders' deficit      $   764,724       $ 1,022,402
                                                            ===========       ===========

Note: Certain July 3, 1999 amounts have been reclassified to conform to the December 31, 1999 presentation.


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